Exhibit 99.1

Contacts:
Quidel Corporation	Porter Novelli Life Sciences
John M. Radak, Chief Financial Officer	Parag Dave
(858) 646-8032	(619) 849-5378
pdave@pnlifesciences.com

QUIDEL REPORTS THIRD QUARTER 2008 RESULTS

EARNINGS PER SHARE INCREASED 114 PERCENT ON A 16 PERCENT INCREASE IN REVENUES

SAN DIEGO, Calif., October 22, 2008 – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced financial results for the quarter ended September 30, 2008.

Third Quarter & Year-to-Date 2008 Highlights:

•                  Global revenues were $31.9 million in the third quarter, a 16 percent increase year over year

•                  Operating margin expanded to 23 percent in the quarter from 14 percent in the prior year

•                  Third quarter earnings per diluted share increased 114 percent over the prior year to $0.15 per diluted share

•                  Year-to-date global revenues grew 18 percent to $94.6 million over the same period of 2007

•                  Year-to-date earnings per diluted share increased 129 percent to $0.39 per diluted share

•                  Closed a $120 million senior secured credit facility

•                  Selected as exclusive provider of flu tests for Roche’s FluStar® Program

•                  Named to the Forbes Best 200 Small Company list for the second consecutive year

Third Quarter 2008 Results

For the third quarter of 2008, total revenues increased 16 percent to $31.9 million, compared to $27.6 million for the third quarter of 2007. The 16 percent increase in revenues was driven by strong growth from the influenza and respiratory syncytial virus (RSV) product lines within the infectious disease product family, in anticipation of the upcoming flu season, as well as the growing awareness and adoption by end users. The net income for the third quarter was $4.7 million, or $0.15 per diluted share, compared to a net income of $2.4 million, or $0.07 per diluted share, for the prior-year third quarter.

Gross margin for the 2008 third quarter increased to 62 percent from 60 percent for the same period in 2007. Operating expenses for the third quarter 2008 were $12.4 million, compared to $12.7 million for the prior-year third quarter. Stock-based compensation expense was $1.1 million for the third quarter of 2008, compared to $1.0 million for the third quarter of last year.

“Quidel’s strong performance in the third quarter was driven by continued growth in our infectious disease category. We are particularly pleased with our solid revenue growth from international influenza sales, as it highlights the early progress of Quidel’s distribution partnership with bioMérieux,” said Caren Mason, president and chief executive officer of Quidel Corporation. “In the third quarter and now into late October, we continue to see normal distributor stocking of our QuickVue influenza tests, and brisk uptake of our CLIA-waived RSV test despite an economic slowdown as well as any predicted flu severity variance. We are confident our market-leading rapid point-of-care tests will see greater adoption with the approaching cold and flu season through our distributor and marketing initiatives.”

Year-to-date 2008 Results

Revenues increased 18 percent year-to-date to $94.6 million from $80.1 million in 2007. Net income year-to-date was $12.8 million or $0.39 per diluted share as compared to $5.5 million or $0.17 per diluted share in the same period of the prior year. Year-to-date earnings per diluted share increased 129% over the same period of 2007. Operating margin for the first nine months of 2008 was 21 percent compared to 10 percent for the same period of the prior year. Stock-based compensation expense was $3.0 million year-to-date versus $3.4 million for the same period of 2007.

Liquidity

During 2008, Quidel has repurchased approximately 485,394 shares of its common stock for $7.0 million primarily under the Company’s previously announced share repurchase program. A total of $14.7 million remains available for stock repurchase under the existing share repurchase program. Even after the effect of the stock repurchase, cash and cash equivalents as of September 30, 2008, were $62 million.

“The expansion of our credit facility to $120 million provides us the flexibility to take advantage of opportunities to grow and leverage our business model. We believe our ability to close this financing in the midst of the worst credit market in more than a half century clearly reflects the financial strength of Quidel, while providing us the flexibility to further execute on our business strategy,” said Mason.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other business matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). During the conference call, the Company may answer questions concerning business and financial developments and trends, and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial (866) 700-7101, or from outside the U.S., dial (617) 213-8837, and enter the passcode 91338344. A live webcast of the call can be accessed at www.quidel.com and the Web site replay will be available until November 5, 2008. The telephone replay will be available for 48 hours beginning today at 7:00 p.m. ET (4:00 p.m. PT) by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 42804832.

About Quidel Corporation

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment have an impact on clinical outcomes and provide an economic benefit. For more information, visit www.quidel.com, www.colorectal-test.com or www.flutest.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed.  Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing on our strategic initiatives, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors and the level of success in our recent distributor incentive programs, technological changes and uncertainty with research and technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated sales or market penetration of our new products.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Table follows]

QUIDEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three months ended September 30		Year to date September 30
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Total revenues	$31,868	$27,570	$94,649	$80,084

Cost of sales (excludes amortization of intangible assets)	12,070	11,159	36,439	33,427
Research and development	2,753	3,128	8,755	9,774
Sales and marketing	5,141	4,667	16,052	14,051
General and administrative	3,438	3,546	10,175	10,359
Amortization of intangibles	1,114	1,329	3,408	4,151

Total costs and expenses	24,516	23,829	74,829	71,762

Income from operations	7,352	3,741	19,820	8,322

Interest expense	(166)	(182)	(510)	(558)
Interest income	364	440	1,321	1,372
Other, net	160	—	145	(4)

Total other income	358	258	956	810

Income before taxes	7,710	3,999	20,776	9,132

Income tax expense	2,969	1,579	7,998	3,607

Net income	$4,741	$2,420	$12,778	$5,525

Basic earnings per share:	$0.15	$0.08	$0.40	$0.17
Diluted earnings per share:	$0.15	$0.07	$0.39	$0.17

Weighted shares used in basic per share calculation	31,915	31,784	31,891	32,031
Weighted shares used in diluted per share calculation	32,648	32,762	32,674	33,024

Gross profit as a % of total revenues	62.1%	59.5%	61.5%	58.3%
Research and development as a % of total revenues	9%	11%	9%	12%
Sales and marketing as a % of total revenues	16%	17%	17%	18%
General and administrative as a % of total revenues	11%	13%	11%	13%
Income from operations as a % of total revenues	23%	14%	21%	10%

Condensed balance sheet data (in thousands):	9/30/08	12/31/07

Cash and cash equivalents	$62,024	$45,489
Working capital	91,771	70,259
Total assets	148,894	133,838
Long term obligations	8,400	9,161
Stockholders’ equity	124,846	107,703

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